EXHIBIT 99.2
Firstlogic Acquisition John Schwarz, Chief Executive Officer Rene Bonvanie, Chief Marketing Officer February 8th, 2006

Safe Harbor Statements This document contains forward-looking statements that involve risks and uncertainties concerning the Business Objects products, Firstlogic's products, the closing of the transaction, and impact of the transaction on Business Objects financial results. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. The potential risks and uncertainties include, among others: Business Objects ability to attract and retain customer support for Firstlogic's products, the ability to generate new sources of revenue from Firstlogic's products, to realize other financial benefits from the proposed acquisition, to strengthen its position in data quality and data integration, as well as the outcome of regulatory reviews of the transaction and the ability of the parties to complete the proposed transaction. More information about potential factors that could affect Business Objects business and financial results is included in Business Objects Form 10-Q for the quarter ended December 31, 2005 and Business Objects Form 10-K for the year ended December 31, 2005, which are on file with the Securities and Exchange Commission (the "SEC") and available at the SEC's website at www.sec.gov. Business Objects is not obligated to undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this document. This document will also include non-GAAP financial measures described as pro forma information. A reconciliation of this pro forma information to US GAAP financial statements is available on our investor relations web page at www.businessobjects.com.

Status of Transaction Although Business Objects and Firstlogic have signed an agreement under which Business Objects would acquire Firstlogic, the proposed acquisition has not yet closed. The closing is contingent upon various factors, including regulatory approvals. Accordingly, there is no guarantee that the acquisition will in fact be consummated. Unless and until the acquisition closes, Business Objects and Firstlogic must continue to run their businesses separately and independently, as they have in the past. For purposes of this discussion, the information provided is prospective and assumes that the acquisition will be completed.

What is being announced? Why Firstlogic? Our EIM vision Topics

Business Objects to Acquire Firstlogic Strategic rationale Enterprise data quality is critical to BI success Enterprise data quality is a top priority of IT and business executives Builds on our strong trusted information and data integration focus Why Firstlogic? Market-leading data quality vendor with proven solutions Continued track record of innovation and industry thought leadership Strong OEM partnership in place today (products already integrated) Delivering enterprise information management (EIM) solutions for BI and performance management initiatives

Terms, Timing, and Strategy Acquisition of Firstlogic Inc. All-cash transaction of approximately $69Mn Accretive in 2006 on a non-GAAP basis; dilutive on a GAAP basis Timing Expected closing is Q2 2006 Subject to regulatory approval Strategy Expand and strengthen data quality platform in order to help organizations gain maximum value from the data driving their businesses Integrate teams and build on the successful data integration sales, product, and marketing organization model Focus teams on broader enterprise information management opportunities OEM agreement Also announced expanded reseller/OEM agreement

Firstlogic at a Glance Privately held data quality leader founded and headquartered in La Crosse, Wisconsin USA 2005 revenue in excess of $50Mn Over 6,000 customers worldwide Customer retention rate over 90% Over 400 employees Satellite offices throughout the U.S. and Europe Industry thought leader Charter sponsor of MIT Total Data Quality Management program Contributor to International Association for Information and Data Quality Extensive body of data quality expertise, best practice methodologies and content, and strategic consulting services Industry leader in enterprise data quality

What is being announced? Why Firstlogic? Our EIM vision Topics

Data Quality is Critical to Successful BI What benefits has your company derived from high-quality data? Source: Key BI Drivers, BI End-User Survey October 2005, Butler Group Source: The Data Warehousing Institute, 2005. Based on 750 respondents, with multiple responses allowed Greater confidence in analytical systems 76% Less time spent reconciling data 70% Single version of the truth 69% Increased customer satisfaction 57% Reduced costs 56% Increased revenues 30% Other 5%

Firstlogic Leads the Enterprise Data Quality Market Centralized Single instance data quality service (hub) Centralized business rule management Collaborative Environment for implementing best practices Business rule inheritance across projects Consistent One methodology for managing all enterprise data quality deployments Ensures consistent treatment of data from source systems to back office Modern Standard Web services connectivity Integrations with leading application providers Extensible through user-defined transforms The industry's only true data quality platform

With Global Customers With Global Customers With Global Customers With Global Customers

Building on Business Objects DI Momentum

Data Integration drives new business
Selects BusinessObjects Data Integrator XI over solution from Informatica to consolidate data from multiple sources

Data Integration drives BI standardization
"Standardization is too important and that is why we selected BusinessObjects XI as our enterprise standard."

Data Integration drives competitive differentiation
Selects Business Objects over Cognos and Microsoft

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What is being announced? Why Firstlogic? Our EIM vision Topics

Data Quality Data Quality Firewall Enterprise Information Management Source Data Business Intelligence Semantic Layer Data Integration ETL EII Profiling and Design Metadata Manager Metadata Strategy, practices, and technologies that deliver a comprehensive approach to managing disparate data and driving performance. EIM enabling technology

EIM Customer Benefits Enable a single, consistent view of the enterprise Through best-of-breed data quality, data integration, and BI platform Through focused services offerings and partnerships Improve the information needed to make better decisions Enhance ability to target best clients and provide superior customer service Optimize supply chain and reduce cost of materials Compliance Provide early warning of compliance risks Gain confidence in the data driving compliance reporting

Business Objects and Firstlogic Delivering market-leading data quality for performance management and BI Delivering solutions above and below the surface From data integration to visualization Recognizing the importance of data quality to BI success Building on our data integration momentum Delivering more value to our customers and partners By investing in technologies, SI partnerships, and practices to deliver enterprise information management

Questions & Answers